                                                                      EXHIBIT 11
                                                                          Page 1

                        GTE CORPORATION AND SUBSIDIARIES
              CALCULATION OF EARNINGS (LOSS) PER COMMON SHARE (1)
                                 (In Thousands)

                                                                            Years ended December 31
                                                     -------------------------------------------------------------
                                                        1994        1993          1992         1991        1990
                                                        ----        ----          ----         ----        ----
Net income (loss) from:
   Continuing operations                             $2,440,869   $971,978     $1,760,704   $1,491,317  $1,578,599
   Discontinued operations                                   -          -         (48,000)      51,499      91,933
   Extraordinary charge - early retirement
      of debt                                                -     (89,990)       (52,000)           -           -
  Cumulative effect of accounting changes                    -          -      (2,440,612)           -           -
                                                     ----------  ---------    -----------   ----------  ----------
   Consolidated net income (loss)                     2,440,869    881,988       (779,908)   1,542,816   1,670,532
                                                     ----------  ---------    -----------   ----------  ----------
Adjustments to net income (loss):
   Add:  Preferred dividend requirements
           on dilutive convertible
           preferred stocks                                 621        237            827        1,048       1,241
         Interest expense, net of tax
           effect, on employees' stock plans              1,441      1,915          6,257        4,778       5,079
                                                     ----------  ---------    -----------   ----------  ----------
            Total adjustments                             2,062      2,152          7,084        5,826       6,320
                                                     ----------  ---------    -----------   ----------  ----------
Adjusted consolidated net income (loss) from:
   Continuing operations                              2,442,931    974,130      1,767,788    1,497,143   1,584,919
   Discontinued operations                                   -          -         (48,000)      51,499      91,933
   Extraordinary charge - early retirement
      of debt                                                -     (89,990)       (52,000)           -           -
   Cumulative effect of accounting changes                   -          -      (2,440,612)           -           -
                                                     ----------  ---------    -----------   ----------  ----------
Adjusted consolidated net income (loss)              $2,442,931   $884,140      ($772,824)  $1,548,642  $1,676,852
                                                     ==========  =========    ===========   ==========  ==========
Average common shares                                   957,948    944,678        904,516      881,727     866,790
                                                     ----------  ---------    -----------   ----------  ----------
Adjustments to common shares:
   Add:  Dilutive convertible
           preferred stocks                                 572        288            772          973       1,161
         Employees' stock and
           stock option plans                             3,340      4,024          7,808        7,513       6,142
                                                     ----------  ---------    -----------   ----------  ----------
           Total adjustments                              3,912      4,312          8,580        8,486       7,303
                                                     ----------  ---------    -----------   ----------  ----------
Adjusted average common shares                          961,860    948,990        913,096      890,213     874,093
                                                     ==========  =========    ===========   ==========  ==========
EARNINGS (LOSS) PER COMMON SHARE:
   Primary (2)
     Continuing operations                                $2.55      $1.03          $1.95        $1.69       $1.82
     Discontinued operations                                 -          -           (0.05)        0.06        0.11
     Extraordinary charge - early retirement
       of debt                                               -       (0.10)         (0.06)          -           -
     Cumulative effect of accounting changes                 -          -           (2.70)          -           -
                                                     ----------  ---------    -----------   ----------  ----------
         Consolidated                                     $2.55      $0.93         ($0.86)       $1.75       $1.93
                                                     ==========  =========    ===========   ==========  ==========
   Fully diluted (3)
     Continuing operations                                $2.54      $1.02          $1.94        $1.68       $1.81
     Discontinued operations                                 -          -           (0.05)        0.06        0.11
     Extraordinary charge - early retirement
       of debt                                               -       (0.09)         (0.06)           -           -
     Cumulative effect of accounting changes                 -          -           (2.68)           -           -
                                                     ----------  ---------    -----------   ----------  ----------
       Consolidated                                       $2.54      $0.93         ($0.85)       $1.74       $1.92
                                                     ==========  =========    ===========   ==========  ==========

The accompanying notes are an integral part of this schedule.

                                                                      EXHIBIT 11
                                                                      Page 2

                        GTE CORPORATION AND SUBSIDIARIES

          CALCULATION OF EARNINGS (LOSS) PER COMMON SHARE - Continued

NOTES:

(1) Average common shares and per share amounts reflect the 2-for-1 stock split which became effective on May 23, 1990.

(2) Computed by dividing net income (loss) applicable to common stock for the years by the average common shares outstanding. Common stock equivalents are excluded from this computation since they do not have a 3% dilutive effect.

(3) Computed assuming conversion or exercise of those preferred stocks and stock plans that would have a dilutive effect.

    (a) Average common shares outstanding are adjusted to reflect the shares which would be issued upon conversion of preferred stocks using the "if converted" method. Equivalent common shares to be added to average shares for the employees' stock plans and stock ownership plan are computed according to the "treasury stock" method.

    (b) Net income (loss) for the years is adjusted to reflect the increase in income for the preferred dividends declared for the years on the convertible preferred stocks, and the interest accrued, net of tax effect, on funds received from installments under the employees' stock plans.